Exhibit (a)(1)(D)

LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

Offer To Purchase 328,888 Public Warrants
To Purchase Shares of Class A Common Stock
Par Value $0.0001 Per Share
Of
PURE ACQUISITION CORP.
At A Purchase Price Of $1.00 In Cash Per Public Warrant

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JULY 31, 2020, OR SUCH LATER TIME AND DATE TO WHICH THE OFFERORS MAY EXTEND. PUBLIC WARRANTS OF THE COMPANY TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW).

May 8, 2020

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed are the Offer to Purchase dated May 8, 2020 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together set forth the offer of HighPeak Energy Partners II, LP, a Delaware limited partnership (“HPEP II”), HighPeak Energy Partners GP II, LP, a Delaware limited partnership (“HPEP II GP”), HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”) and Jack Hightower (together with HPEP II, HPEP II GP, and Sponsor, the “Offerors”) to purchase 328,888 outstanding warrants (the “Public Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of Pure Acquisition Corp., a Delaware corporation (the “Company”) held by persons other than HPEP II, each of which was sold as part of the units issued in the Company’s initial public offering which closed on April 17, 2018 (the “IPO”), at a purchase price of $1.00 per Public Warrant (the “Offer”). The Offer is made solely upon the terms and conditions in the Offer to Purchase and in the Letter of Transmittal. The Offer will be open until 11:59 p.m., Eastern Time, on July 31, 2020, or such later time and date to which the Offerors may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”

The Offer is being made to all holders of Public Warrants. As of May 7, 2020, there were 328,888 Public Warrants outstanding by persons other than HPEP II. Pursuant to the Offer, the Offerors are offering to purchase an aggregate of 328,888 Public Warrants at a purchase price of $1.00 per Public Warrant tendered for purchase.

The Public Warrants are listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “PACQW.” The Public Warrants are governed by the warrant agreement, dated as of April 12, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

Each holder of Public Warrants whose Public Warrants are purchased pursuant to the Offer will receive $1.00 in cash for each Public Warrant tendered by such holder and purchased. Any holder of Public Warrants that participates in the Offer may tender some or all of its Public Warrants for purchase.

The Offerors reserve the right to redeem any of the Public Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.

THE OFFER IS NOT MADE TO THOSE HOLDERS OF PUBLIC WARRANTS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Enclosed with this letter are copies of the following documents:

1.	The Offer to Purchase;

2.

The Letter of Transmittal, for your use in accepting the Offer, tendering Public Warrants for purchase and for the information of your clients for whose accounts you hold Public Warrants registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal may be used to tender Public Warrants;

3.

The Notice of Guaranteed Delivery to be used to accept the Offer in the event (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Depositary”) prior to the Expiration Date;

4.

A form of letter which may be sent by you to your clients for whose accounts you hold Public Warrants registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client’s instructions with regard to the Offer; and

5.	A return envelope addressed to the Depositary.

Certain conditions to the Offer are described in the section of the Offer to Purchase entitled “The Offer — General Terms — Conditions to the Offer.”

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on July 31, 2020, or such later time and date to which the Offerors may extend.

The Offerors will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the information agent, dealer manager and certain other persons, as described in the section of the Offer to Purchase entitled “The Offer — Fees and Expenses”) for soliciting tenders of Public Warrants pursuant to the Offer. However, the Offerors will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold Public Warrants.

Any questions you have regarding the Offer should be directed to, and additional copies of the enclosed materials may be obtained from, the information agent in the Offer:

The Information Agent for the Offer is:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: PACQ.info@morrowsodali.com

Very truly yours,

HighPeak Energy Partners II, LP

HighPeak Energy Partners GP II, LP

HighPeak Pure Acquisition, LLC

Jack Hightower

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Offerors, the Depositary, the dealer manager, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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